FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                                (NAFI/ROY TIPTON)

         This First Amendment to Employment Agreement (the "Amendment") is entered into as of the 16th day of December, 1997, by and between National Auto Finance Company, Inc. (the "Company") and Roy Tipton ("Tipton").

                                    RECITALS

         A. National Auto Finance Company L.P., a Delaware limited partnership (the "Partnership") and Tipton entered into that certain Employment Agreement dated September 16, 1995 (the "Original Agreement"). Each capitalized term which is used but not defined in this Agreement shall have the meaning set forth in the Original Agreement.

         B. The Partnership was dissolved as a limited partnership and all of the liabilities of the Partnership (including any liabilities under the Original Agreement) were transferred to, and assumed by, the Company.

         C. The Company and Tipton desire to amend certain terms of the Original Agreement as set forth hereinbelow.

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. The Company. The Company acknowledges that the Company has assumed all of the obligations and liabilities of the Partnership under the Original Agreement. All references in the Original Agreement to "National Auto Finance Corporation," the "Partnership", the "Limited Partnership", the "General Partner," "National Auto Finance Company L.P." or "NAFCO" shall hereinafter constitute references to "the Company" for all purposes.

         2. Term. The Term of the Original Agreement as set forth in Section 1 of the Original Agreement is hereby extended to expire on DECEMBER 31, 1999, unless soon terminated as provided in Section 10 of the Original Agreement or in
Section 6 of this Amendment.

         3. Base Salary. The base salary amount (i.e. $180,000) set forth in
Section 4(a)(4) of the Original Agreement is hereby deleted in its entirety and the following is hereby substituted in lieu thereof and, in addition, a new
Section 4(a)(5) is hereby added to such Section as follows:

         (4)      $200,000 from January 1, 1998 through December 31, 1998;

         (5)      $240,000 from January 1, 1999 to December 31, 1999.

The other provisions of Section 4(a) shall not be modified by this Amendment.


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         4. Incentive Bonus. Section 4(b) of the Original Agreement is hereby amended by providing for an incentive bonus for Tipton for calendar year 1999 as follows:

         a. Section 4(b)(A) is hereby amended by adding the phrase "$20,000,000 FOR 1999" after the phrase "$15,000,000 for 1998" and by adding the phrase "$146,250 FOR 1999" after the phrase "$117,000 for 1998".

         b. Section 4(b)(B) is hereby amended by adding "1999 - $146,250" beneath the following numbers "1998-$117,000".

         c. Section 4(b) is hereby amended by adding "1999" after "1998" in the third sentence of such Section and in the last sentence of such Section.

         5. Bonuses.

         a. Upon the execution and delivery of this Amendment, the Company shall pay to Tipton a one-time special signing bonus of $25,000.

         b. In addition to the bonus amount payable to Tipton as set forth in the Original Agreement for calendar year 1997 (and the signing bonus set forth above), Tipton will receive an additional $30,000 for his 1997 bonus, which amount shall be paid by the Company to Tipton at the same time as the 1997 bonus is paid to Tipton.

         6. Special Termination Right of Tipton.

         a. In addition to the termination rights set forth in the Original Agreement, in the event that the Company retains one or more new chief executive officer(s) during the Term (other than Tipton or Gary L. Shapiro), then, Tipton shall have the right to terminate the Term of the Original Agreement (as amended hereby) which termination shall be effective 120 days after written termination notice has been received by the Company from Tipton.

         b. Following the expiration of such 120-day period (i.e. on the effective date of such termination), Tipton shall be entitled to receive all accrued and unpaid (as of the date of such termination) Base Salary, Benefits, and Other Compensation, and all Base Salary, Benefits and Other Compensation shall then cease after the effective date of such termination, except as set forth in Section 9(b) of the Original Agreement in the event that the Company exercises its rights under such Section, as amended hereby.

         c. Following such termination by Tipton, the Company shall have the right to exercise the Company's rights which are set forth in Section 9(b) of the Original Agreement; provided however (notwithstanding the requirement to give 120-days notice to Tipton as set forth in the Agreement) the Company must exercise such option to extend the "covenant not to compete" as contemplated by
Section 9(b) of the Original Agreement by giving to Tipton written notice on or before 60 days prior to the effective date of such termination by Tipton under this Section 6.

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         7. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

         8. Modification. This Agreement may only be modified by a written instrument or instruments executed by the party against which enforcement of the modification is asserted. Any alleged modification which is not so documented shall not be effective as to any party.

         9. Governing Law. The terms and provisions of this Agreement shall be governed by the laws of the State of Florida (without regard to the conflict of laws rules of such State) and to applicable federal law.

         10. Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding and agreement between the parties hereto with respect to the transactions referenced herein and supersedes all prior written or oral understandings and agreements between the parties hereto with respect thereto. Each party hereto hereby acknowledges that, except as incorporated in writing in the Original Agreement or this Amendment, there are not, and were not, and no persons are or were authorized by such party to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the transaction which is the subject of this Agreement.

         IN WITNESS WHEREOF, each party set forth below has executed this Amendment as of the date first above written.

                                            NATIONAL AUTO FINANCE COMPANY, INC.


                                            By:
                                                 Gary L. Shapiro, CEO



                                            ROY TIPTON



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